Exhibit 99.1

Potlatch Reports First Quarter Results

SPOKANE, Wash.--(BUSINESS WIRE)--Potlatch Corporation (NYSE:PCH) today reported financial results for the first quarter ended March 31, 2008.

Q1 2008 FINANCIAL SUMMARY

  Earnings from continuing operations for the quarter were $24.0 million, or $0.61 per diluted common share, compared to $5.8 million, or $0.15 per diluted common share for Q1 2007.

- Q1 2008 earnings from continuing operations included a pre-tax charge of $2.7 million ($1.6 million after-tax) related to a settlement in principle with the direct purchaser class in the OSB antitrust lawsuit.

- Q1 2007 earnings were significantly impacted by a planned major maintenance outage, costing $9.2 million ($5.6 million after-tax) to repair the recovery boiler at the Lewiston, Idaho, pulp and paperboard mill. Q1 2007 results also included a pre-tax restructuring charge for our Resource segment of $2.8 million ($2.3 million after-tax) in connection with its reorganization.

  Net earnings for the quarter, including discontinued operations, were $10.3 million, or $0.26 per diluted common share, compared to a net loss of $29.8 million, or $0.76 per diluted common share for Q1 2007.

- Q1 2008 net earnings included after-tax losses from discontinued operations of $13.7 million associated with the previously announced permanent closure of the company’s Prescott, Arkansas, lumber mill. Of the after-tax charge, $11.7 million was related to asset impairment, severance and pension curtailment costs, and $2.0 million was related to net operating losses at the mill for the quarter.

- Q1 2007 results included an after-tax charge of $33.1 million for the asset write-down and costs related to the sale of the company’s hybrid poplar tree farm in Boardman, Oregon. Q1 2007 results also included quarterly after-tax net losses for the Prescott lumber mill and Boardman tree farm of $0.4 million and $2.1 million, respectively. The costs related to the mill closure, the asset write-downs and the quarterly losses are classified as discontinued operations in the Statements of Operations and Comprehensive Income.

  Cash provided by operating activities from continuing operations for the three months ended March 31, 2008, was $30.2 million compared with $43.3 million for Q1 2007.

“The Resource segment had a strong quarter, continuing to benefit from selling additional pulpwood volume into improved markets in the southern region, and increased harvest levels in both the northern and southern regions, primarily driven by timberland acquisitions completed over the last year,” said Michael J. Covey, chairman, president and chief executive officer.

“The Real Estate segment had very strong results in the first quarter, including sales generated from our recently acquired lands in Wisconsin. We had a large non-core land sale in Minnesota, of which approximately one-half closed during Q1, with the remainder expected to close during the second quarter.

“Late in the first quarter, we announced the permanent closure of our Prescott, Arkansas, lumber mill. The ongoing housing crisis has put extraordinary pressure on lumber mills across the country, including Prescott. There is no indication that we will see a turnaround in the lumber business in 2008.

“The Pulp and Paperboard segment results continued to reflect strong market conditions throughout the quarter. Excellent pulp and paperboard pricing, coupled with the positive effects on the market related to the weak U.S. dollar, were significant contributors to the quarter’s results. We had outstanding operating performance during the quarter at both of our mills.

“The Consumer Products segment operated well during the quarter, especially in converting production, which resulted in record sales of finished goods. This efficiency, however, was more than offset by the continued high costs for customer freight, pulp and energy.

“In fact, sharply higher energy costs for the company, as a whole, negatively impacted operating earnings by $4.0 million versus Q1 2007. We expect higher energy costs to continue to be a drag on earnings the remainder of the year.

“On April 17, 2008, we announced that our Board has authorized management to begin exploring the potential spin-off of our pulp-based manufacturing businesses, which would include our Consumer Products and our Pulp and Paperboard segments. Also included in the potential spin-off would be our Lewiston lumber mill, because it occupies the same site as our pulp-based operations in Lewiston, Idaho. The study is just underway, and if pursued, we expect the spin-off would be completed by year-end,” concluded Mr. Covey.

Q1 2008 BUSINESS PERFORMANCE

Resource

  Operating income for the segment was $17.2 million, compared to $13.2 million earned in Q1 2007.
  During the quarter, the company completed the final phase of the central Idaho timberland acquisition, resulting in a total of 179,000 acres purchased.
  Potlatch continued to capitalize on the strong pulpwood market in the southern region.

- Even though overall fee harvest levels in the southern region decreased 7 percent in the quarter compared to Q1 2007, fee harvest levels increased 13 percent compared to Q4 2007.

- Overall average sales prices per ton rose 10 percent compared to Q1 2007, and 5 percent compared to Q4 2007, primarily due to strong pulpwood pricing.

  Harvest levels in the northern region were up significantly compared to the same period last year.

- Fee harvest in the northern region increased 41 percent over Q1 2007 and increased 29 percent over Q4 2007 levels, primarily due to more acres under management, stronger pulpwood market conditions and the absence of the planned logging curtailments that occurred in Q4 2007.

- Average overall sales prices declined almost 9% due to lower selling prices in Idaho, partially offset by higher pricing in the Lake States. The price decline in Idaho was directly attributable to lower sawlog prices excluding cedar.

  Results for Q1 2007 included a pre-tax restructuring charge of $2.8 million, in connection with the reorganization of the segment.

Real Estate

  Operating income for the segment was $16.7 million for Q1 2008, compared with a loss of $0.4 million for Q1 2007. The significant improvement was primarily attributable to three large land sales in Idaho, Wisconsin, and Minnesota.

- Land sold in Idaho and Wisconsin consisted of approximately 2,200 and 1,900 acres, respectively, at an average price of over $2,400 per acre.

- The large land sale in Minnesota consisted of approximately 23,500 acres at an average price of $370 per acre. The tract of land was considered non-core due to the very low timber volume on the acreage and limited HBU potential. A second phase of this sale is planned for the second quarter and is expected to consist of approximately 19,300 acres at roughly the same average price per acre.

Wood Products

  Operating losses for the segment totaled $10.1 million, compared to operating earnings of $2.8 million for Q1 2007.
  Lumber results were negatively impacted by the continued downturn in the housing market, resulting in lower net sales prices and shipments.
  All wood products mills incurred losses during the quarter except for Lewiston Cedar Products and the company’s St. Maries, Idaho, Plywood mill.

Pulp and Paperboard

  Operating income for the segment was $11.0 million, compared to an operating loss of $6.0 million for Q1 2007. Results for Q1 2007 were significantly impacted by a planned major maintenance outage at a pre-tax cost of $9.2 million.
  Sales prices for both pulp and paperboard products continued to be strong, as pulp prices rose 4 percent and paperboard prices increased 6 percent when compared to the same period in 2007, and were slightly above the average sales prices for the fourth quarter of last year.
  We continue to see the best pulp market in the last 12 years, due primarily to the strong global demand for pulp and the continued weakness in the U.S. dollar.
  Exports of paperboard to Europe were approximately 10,800 tons or 500% higher than a year ago, and exports to Asia were up by over 3,000 tons or 22%.
  The company’s two paperboard mills operated exceptionally well throughout the quarter.

- The chip supply in Idaho is under significant pressure again, resulting in record cost levels. Several sawmill curtailments in the area have added to the pressure on supply and pricing.

  Costs for natural gas and electricity were $2.2 million higher in Q1 2008 when compared to Q1 2007.

Consumer Products

  Operating income for the segment was $3.3 million for Q1 2008, compared to $4.8 million for the same period last year.
  Cost of pulp increased by an average of over 7 percent, resulting in a $2.2 million negative effect on Q1 2008 compared to the same period last year.
  Announced price increases for tissue products became effective April 7, and should improve results for the remainder of the year.
  Costs for natural gas and electricity were $0.8 million higher in Q1 2008 when compared to Q1 2007.

Other Items

Q1 2008 earnings included an expense to record a settlement, in principle, of $2.7 million ($1.6 million after-tax) related to the oriented strand board antitrust class action suit. Although we vigorously deny any wrongdoing, on March 28, 2008, we tentatively settled the claims of the direct purchaser class, solely in order to avoid the further expense and burden of the ongoing litigation.

Dividend Distribution

During the first quarter, Potlatch paid a regular quarterly distribution on the company’s common stock of $0.51 per share.

OUTLOOK

“In this tough economic environment, we continue to evaluate harvesting decisions and real estate transactions closely to ensure that we are maximizing value. Both segments performed well in the first quarter but log prices remain under pressure and we will gain a truer picture of the recreational real estate market as we approach the more active market period in the spring and summer. With the rise in the cost of wood chips and energy, we now expect our Pulp and Paperboard and Consumer Products businesses to be relatively flat in comparison to last year. The main concern for the company is the continued weakness in housing starts, resulting in one of the worst markets for wood products in decades. While our cedar and industrial grade plywood products should somewhat reduce the negative effects we are experiencing in the lumber market, it is not enough to offset the overall weakness in wood products,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live Web cast and conference call will be held today, April 24, 2008, at 8 a.m. Pacific time (11 a.m. Eastern). Those interested may access the Web cast at www.potlatchcorp.com and conference call by dialing 1-866-383-8009 for U.S./Canada and 1-617-597-5342 for calls outside the U.S./Canada. Participants will be asked to provide pass code number 65659071.

For those unable to participate in the live call, an archived recording will be available through the Potlatch Corporation website at www.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until May 1, 2008, by calling 1-888-286-8010 for U.S./Canada, or 1-617-801-6888 for calls outside the U.S./Canada, and entering pass code number 34928645.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with 1.65 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin. Through its taxable REIT subsidiary, the company also operates 12 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company, which employs approximately 3,600 people, also conducts a real estate sales and development business through its taxable REIT subsidiary. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, future earnings and cash flow, future land sales and closings, future energy costs, a potential spin-off of our pulp-based businesses, log pricing, direction of markets and harvest volumes. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in worldwide demand for Potlatch’s products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for the company’s products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, energy, and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

Potlatch Corporation and Consolidated Subsidiaries
Statements of Operations and Comprehensive Income
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$417,397	$370,303
Costs and expenses:
Depreciation, depletion and amortization	19,229	18,734
Materials, labor and other
operating expenses	347,771	319,915
Selling, general and
administrative expenses	25,731	20,809
Restructuring charge	-	2,797
	392,731	362,255
Earnings from continuing operations
before interest and taxes	24,666	8,048
Interest expense	(8,531)	(7,551)
Interest income	328	301
Earnings from continuing operations
before taxes	16,463	798
Income tax benefit	(7,489)	(5,022)
Earnings from continuing operations	23,952	5,820
Discontinued operations:
Loss from discontinued operations
(including losses on disposal of
$(19,100) and $(35,829))	(22,449)	(38,674)
Income tax benefit	(8,755)	(3,078)
	(13,694)	(35,596)
Net earnings (loss)	$10,258	$(29,776)
Other comprehensive income, net of tax	$2,038	$1,687
Comprehensive income (loss)	$12,296	$(28,089)
Earnings per common share from
continuing operations:
Basic	$0.61	$0.15
Diluted	0.61	0.15
Loss per common share from
discontinued operations:
Basic	(0.35)	(0.91)
Diluted	(0.35)	(0.91)
Net earnings (loss) per common share:
Basic	0.26	(0.76)
Diluted	0.26	(0.76)
Average shares outstanding (in thousands):
Basic	39,316	38,948
Diluted	39,536	39,166

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

Potlatch Corporation and Consolidated Subsidiaries
Condensed Balance Sheets
Unaudited (Dollars in thousands - except per-share amounts)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash	$6,375	$9,047
Short-term investments	27,869	22,289
Receivables, net	124,165	114,260
Inventories	154,927	169,396
Prepaid expenses	19,140	18,967
Assets held for sale	3,098	-
Total current assets	335,574	333,959
Land other than timberlands	8,250	8,549
Plant and equipment, at cost less
accumulated depreciation	481,583	510,776
Timber, timberlands and related
deposits, net	571,950	534,513
Pension assets	111,974	108,435
Other assets	21,452	20,972

	$1,530,783	$1,517,204
Liabilities and Stockholders' Equity
Current liabilities:
Current installments on long-term debt	$409	$209
Current notes payable	140,000	110,300
Accounts payable and accrued liabilities	170,218	174,198
Total current liabilities	310,627	284,707
Long-term debt	320,910	321,301
Liability for pensions and other postretirement employee benefits	262,944	261,956
Other long-term obligations	19,403	18,923
Deferred taxes	47,137	51,981
Stockholders' equity	569,762	578,336

	$1,530,783	$1,517,204

Stockholders' equity per common share	$14.46	$14.73
Working capital	$24,947	$49,252
Current ratio	1.1:1	1.2:1

Potlatch Corporation and Consolidated Subsidiaries
Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash Flows From Continuing Operations
Net earnings (loss)	$10,258	$(29,776)
Adjustments to reconcile net earnings (loss) to net operating cash flows from continuing operations:
Loss from discontinued operations	2,043	2,540
Loss on disposal of discontinued operations	11,651	33,056
Depreciation, depletion and amortization	19,229	18,734
Proceeds from sales deposited with a like-kind exchange intermediary	(19,042)	(2)
Basis of real estate sold	3,134	11
Deferred taxes	(6,147)	(1,345)
Equity-based compensation expense	1,403	1,475
Employee benefit plans	(763)	(2,671)
Other	54	140
Working capital changes	9,695	21,036
Excess tax benefit from share-based payment arrangements	(1,393)	(798)
Income tax benefit related to stock issued in conjunction with
stock compensation plans	77	875
Net cash provided by operating activities from continuing operations	30,199	43,275
Cash Flows From Investing
Decrease in short-term investments	13,462	5,888
Additions to plant and properties	(20,863)	(21,364)
Deposits on timberlands	(27,328)	(43,521)
Other, net	(620)	(325)
Net cash used for investing activities from continuing operations	(35,349)	(59,322)
Cash Flows From Financing
Change in book overdrafts	(4,498)	(4,052)
Increase in notes payable	29,700	35,000
Issuance of common stock	316	3,367
Repayment of long-term debt	(191)	(140)
Distributions to common stockholders	(20,087)	(19,120)
Excess tax benefit from share-based payment arrangements	1,393	798
Other, net	(2,521)	(1,913)
Net cash provided by financing activities from continuing operations	4,112	13,940
Cash flows from continuing operations	(1,038)	(2,107)
Cash flows of discontinued operations:
Operating cash flows	(1,649)	971
Investing cash flows	15	(332)
Financing cash flows	-	-
Decrease in cash	(2,672)	(1,468)
Cash at beginning of period	9,047	7,759
Cash at end of period	$6,375	$6,291

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

Highlights
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended
	March 31,
	2008	2007
Distributions per common share	$0.51	$0.49

Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended
	March 31,
	2008	2007
Revenues
Resource	$60,755	$59,266
Real Estate	21,140	93
Wood Products
Lumber	58,024	74,525
Plywood	14,085	13,636
Particleboard	4,428	4,916
Other	11,556	10,191
	88,093	103,268
Pulp and Paperboard
Paperboard	150,702	130,776
Pulp	26,030	20,124
Other	298	262
	177,030	151,162
Consumer Products	121,043	110,252
	468,061	424,041
Intersegment revenues	(50,664)	(53,738)

Total consolidated revenues	$417,397	$370,303

Operating income (loss)
Resource	$17,220	$13,160
Real Estate	16,664	(367)
Wood Products	(10,081)	2,817
Pulp and Paperboard	11,034	(6,029)
Consumer Products	3,345	4,775
Eliminations	995	4,947
	39,177	19,303
Corporate	(22,714)	(18,505)
Earnings from continuing operations
before taxes	$16,463	$798

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

CONTACT:
Potlatch Corporation
(Media)
Matt Van Vleet, 509-254-1571
or
(Investors)
Douglas D. Spedden, 509-835-1549